Exhibit 99.1

Exactech Closes France Medica Acquisition

Distributor of orthopaedic products and surgical supplies expected to add approximately $9.0 million to Exactech 2008 revenues

GAINESVILLE, Fla. – April 7, 2008 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that, effective April 1, 2008, it closed on the acquisition of the stock and assets of France Medica SAS, a French importer and distributor of orthopaedic products and surgical supplies.

Based on current exchange rates and historical revenues for France Medica, Exactech expects France Medica’s contribution to the company’s annual revenues for 2008 to be approximately $9.0 million. The estimated purchase price of $11.1 million is based on performance-based earn-out payments over the next two years. At closing, $8.3 million of the purchase price was paid with $7.4 million in the form of cash and $0.9 million in common stock.

Exactech President, David Petty said, “The establishment of a direct sales operation in this key market is a major step in enabling us to strengthen our competitive position, improve service to our customers in France and grow our European business. Key members of the management team have now become part of Exactech, which is an important element in this acquisition.”

With the closing of the acquisition, Exactech reiterated that France Medica’s contribution to revenues was included in the company’s previously announced forecast for 2008 revenue. Exactech expects the France Medica acquisition will be neutral to earnings in 2008 and accretive in 2009.”

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH INC.